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Sonida Senior Living, Inc.

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Tuesday, April 28, 2026

A Letter to Our Shareholders

Dear Fellow Shareholders,

We write to you today at a key inflection point for Sonida, marking the transition into the Company’s next phase.

Sonida has evolved considerably since its earlier days as Capital Senior Living. The Company as it stands today bears little resemblance to the one that existed before Conversant’s recapitalization in late 2021 and the appointment of new executive leadership that reset its strategic direction. The years prior, which we refer to as Phase 1 – Survival, represented a distinct era characterized by a different strategy, culture, and operating philosophy.

The years 2022 through 2025, which we refer to as Phase 2 – Stabilization, included the deliberate assembly of a new leadership team that combines deep sector expertise with outside perspectives. Phase 2 was defined by the leadership team’s disciplined execution to de-leverage (and restructure) the balance sheet, improve asset quality, and enter new markets in the early stages of the sector’s recovery. During this time, we also adapted to a fundamentally changed labor environment that tested operators across the industry. Simply put, the hard work and deliberate execution of those four years included building the operational foundation, culture, and capital allocation discipline required to compete – and win – at scale in the seniors housing industry.

We are proud of what our team accomplished during these two critical periods.

Today marks our transition into Phase 3 – Compounding. The road ahead is defined by two imperatives: sustaining our operational momentum and deploying capital into what we believe is the most asymmetric opportunity this sector has seen in a generation. We could not be more energized by the work still to come.

Welcome to Phase 3

Sonida is built on a simple but powerful conviction: we are both operators and capital allocators. The combination of these two disciplines – done well and done together – is the foundation of long-term value creation for our shareholders.

Operations First

First and foremost, we are an operator-led company. Our decentralized, local leadership model is designed to scale without bureaucracy. We do not depend on a centralized

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DALLAS, TX 75254	t. 972.770.5600 | f. 972.770.5666

team to make decisions at the community level. Instead, we have intentionally curated systems, data, and an operating framework that empowers our local leaders to act like owners. In many meaningful ways, they are. This autonomy, grounded in earned trust, enables our local leaders to maintain relentless focus on their operations. In our view, this commitment to operational excellence is the most important driver of long-term value creation in a rapidly evolving sector.

We strive to be the first scaled operator to truly compensate our team members based on performance. Every single role at Sonida contributes to our success. From our team members in the nursing, dining, and resident experience functions to department-level leadership, our community-level team members carry the heaviest lift. We are committed to the ongoing development, retention, and recognition of each community role and strive to compensate our strongest team members at the top of the market. The implementation of technology solutions to provide specific and timely insights into resident health allows Sonida to more effectively tailor our labor model to increase productivity and correspondingly recognize high performing employees.

The engine of this model is what we call the Sonida Performance Insight Navigator (SPIN). SPIN is our proprietary suite of analytical and operational tools that provide our leadership teams with actionable data to streamline decision making and expand the quality of time and engagement with our residents. It operationalizes our entrepreneurial culture by empowering the people closest to our residents to deliver exceptional service and care. SPIN produces the metrics we care about most deeply: resident satisfaction and site-level employee engagement. These are not soft metrics. Rather, they are leading indicators of occupancy, retention, and long-term community performance. They are proprietary, they are ours, and they compound over time.

Capital Allocation Drives Further Value Creation

Our capital allocation philosophy flows directly from our operating capabilities and is anchored in several core investment principles:

•	Continuous improvement of our portfolio quality – both through acquisition and rationalization;

•	Rigorous focus on our unlevered return expectations and basis, while ensuring every decision drives per-share value accretion; and

•	Frameworks designed to generate returns commensurate with underlying risk.

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With every investment, we aim to raise the overall quality of our portfolio. We target assets with the right qualitative characteristics to outperform their competitive set and deliver the services and quality each market demands. We also evaluate affluence, population density, and local supply to ensure durable demand, the ability to sustain and grow occupancy, and rate growth in excess of inflation. All of these factors, taken together, provide us with the opportunity to drive long-term NOI growth. We avoid assets at risk of functional obsolescence or in markets that cannot support sufficient multi-year NOI growth and consider these non-core to Sonida. Furthermore, as a scaled operator and owner of our real estate, we continually strive to increase the geographic density of our portfolio into regional clusters, allowing for efficient sharing of resources and market positioning.

Second, we pursue growth only where it creates shareholder value – and will not expand simply to increase scale. While we focus on the absolute return profile of an acquisition (as discussed below), we are equally focused on our cost of capital and investing in a manner that is accretive to free cash flow per share and net asset value per share. Our executive incentive plans are explicitly linked to sustained growth in free cash flow per share, underscoring management’s alignment with this objective. Our best investments stem from leveraging our unique platform and structure to generate alpha at the community level over the long-term. We invest at a meaningful discount to replacement cost and require low double-digit unlevered returns against our cost of capital. Those returns must be driven primarily by operational improvement, not cap rate compression. A deal that clears a return hurdle on an absolute basis but dilutes long-term per share value does not – and will not – meet our standard.

Lastly, as capital allocators, we are in the business of assessing risk-reward. As mentioned above, we have a dual requirement: achieving a targeted absolute unlevered return and an appropriate return relative to our cost of capital. As such, a favorable cost of capital expands our opportunity – it does not lower our return threshold or lead us to take undue risks with your and our capital.

Our preference is for non-stabilized assets, where we believe the market underprices operational execution. As an owner-operator, we control our own destiny once we acquire a community, and our turnaround playbook gives us a credible path to unlock value that others have not and likely cannot. That said, our framework is return-driven, not category-driven. We will pursue stabilized or well-occupied assets when the price, structure, and fit are right – and when doing so meets the same return thresholds we apply across the portfolio.

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You are not short-term investors, and neither are we. We will make investments that are a drag on near-term earnings if the opportunity for long-term value creation, measured through our unlevered IRR framework, justifies it. We will prioritize long-term upside over short-term margins and metrics without hesitation when the opportunity set supports doing so.

Our portfolio is dynamic, not static. While we are philosophically long-term owners with a buy-and-hold orientation, we are not passive stewards of your and our capital. Every asset in our portfolio must earn its place. We are constantly evaluating the forward returns of each individual asset as well as that of the entire Company. When we recycle capital, we sell lower-growth assets to fund higher-quality, newer communities: transactions that will generate value by being accretive to our unlevered IRR over time. Through portfolio rationalization and optimization, we intend to maximize the portfolio value of the Company beyond the sum of its individual assets.

In addition to acquiring real estate assets, we provide a differentiated platform for senior housing operators looking to accelerate growth within a well-capitalized, scaled organization. This approach broadens our access to high-quality operators, enhances our talent base, and creates potential access to the high-quality real estate embedded within those businesses.

We are thoughtfully deploying capital within the current opportunity set while continuing to strengthen the balance sheet. Our near-term goal is to achieve leverage of mid-6x net debt to EBITDA. However, we intend to target an even lower leverage level over time that allows us to play offense through any future market volatility.

Our capital allocation framework – patient, disciplined, and long-term – is increasingly rare and increasingly valuable.

Looking Ahead

The senior living sector is at a favorable structural moment, and Sonida’s differentiated operating model, disciplined capital allocation, and proprietary data systems position us to capitalize on this opportunity in an outsized way. We are now entering Phase 3, with

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DALLAS, TX 75254	t. 972.770.5600 | f. 972.770.5666

the foundation in place and the business positioned to convert that foundation into sustained value creation. The opportunity set is asymmetric, and the team is ready. We are grateful for your partnership and are committed to earning your trust over time, through results that are measured in years rather than quarters.

Sincerely,

Brandon Ribar Chief Executive Officer Sonida Senior Living	Michael Simanovsky Chairman of the Board Sonida Senior Living

14755 PRESTON ROAD, SUITE 810	sonidaseniorliving.com	5
DALLAS, TX 75254	t. 972.770.5600 | f. 972.770.5666